EXHIBIT 15(B)
                           THE SEVEN SEAS SERIES FUND

                              PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12b-1

                                 CLASS B SHARES


                                                                   July 13, 1994

         THE SEVEN SEAS SERIES FUND, an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act").

         The Trust is authorized to issue multiple classes of shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets.

         The Trust desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act for Class B Shares (the "Shares") of the following series of the Trust: The Seven Seas Series Money Market Fund and The Seven Seas Series US Government Money Market Fund (the "Initial Funds") and for Class B Shares of such additional and future series of the Trust as may later become subject to this Plan (collectively, the "Funds").

         The Trust employs Russell Fund Distributors, Inc., (the "Distributor") as distributor of Shares of the Initial Funds pursuant to a Distribution Agreement (the "Agreement").

         The Trustees approved this Plan of Distribution on July 13, 1994 pursuant to Rule 12b-1 under the Act.

         The Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or the Agreement have determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and the Agreement will benefit the Funds and the holders of Shares, and have accordingly approved this Plan and the Agreement by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreement.

         This Plan has been approved by the sole holder of Shares of each of the Initial Funds.

         In light of the foregoing facts, the Trust hereby adopts the Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

SECTION 1. DISTRIBUTION ACTIVITIES

         Subject to the supervision of the Trustees, the Trust and the Funds may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares, including, but not limited to, the following:


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         (1) payment of commissions and/or reimbursement to underwriters, securities dealers and others engaged in the sale of Shares (excluding Distributor, "Sales Agents"), including payments to the Distributor to be used to pay commissions and/or reimbursement to securities dealers and others (including affiliates of the Distributor) engaged in the distribution and marketing of Shares or furnishing assistance to investors on an ongoing basis;

         (2) reimbursement of:

                  (i) direct out-of-pocket expenditures incurred by the Distributor in connection with the distribution and marketing of Shares and the servicing of investor accounts, including expenses relating to the formulation and implementation of marketing strategies and promotional activities (such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising), the preparation, printing and distribution of sales literature, the preparation, printing and distribution of prospectuses and statements of additional information of the Trust and reports for recipients other than existing shareholders of the Funds, and obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as the Trust may, from time to time, deem advisable; and

                  (ii) expenses incurred in connection with the promotion and sale of Shares, including, without limitation, Distributor's expenses for rent, office supplies, equipment, travel, communication, compensation, and benefits for sales personnel; and

         (3) payment of any fees and expenses to shareholder servicing agents, including any investment adviser of the Trust ("Servicing Agents"), that have entered into shareholder servicing agreements with the Trust pursuant to which Servicing Agents may provide various shareholder services with respect to shares of the Funds held by or for customers of Servicing Agents, including: answering inquiries regarding the Funds; assisting customers in changing dividend options, account designations and addresses; performing sub-accounting for such customers; establishing and maintaining customer accounts and records; processing purchase and redemption transactions; providing periodic statements showing customer's account balances and integrating such statements with those of other transactions and balances in the customers' other accounts serviced by the Servicing Agents; arranging for bank wires transferring customers' funds; and such other services as the customers may request in connection with the Funds, to the extent permitted by applicable statute, rule or regulation (collectively, "Shareholder Services").



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SECTION 2. MAXIMUM EXPENDITURES

         The expenditures to be made pursuant to such expenditures will be made, shall be determined by the Trust, but in no event shall such expenditures exceed the following:

         (i) with respect to distribution-related expenses of the Distributor and distribution-related payments to Sales Agents, an annual rate of .35 of 1% of the average daily value of the Shares of that Fund; and

         (ii) with respect to payments for Shareholder Services, an annual rate of .25 of 1% of the average daily value of Shares of that Fund;

provided, however, that the aggregate amount of payments under this Plan to all parties shall in no event exceed .35 of 1% of the average annual value of the Shares of the Fund.

         The expenditures to be made pursuant to this Plan shall commence with respect to each Fund as of the date on which this Plan becomes effective with respect to such Fund.

SECTION 3. PAYMENTS

         Pursuant to this Plan, the Trust shall make monthly payments to the Distributor, Sales Agents or Servicing Agents at up to the annual rate provided for in Section 2 with respect to Shares of each Fund. The Distributor shall apply amounts received under Section 2: (i) to remit to and allocate among Sales Agents and Servicing Agents (including affiliates of the Distributor), in consideration of or as reimbursement for expenses incurred in the provision of distribution and marketing services or furnishing assistance to investors on an ongoing basis, such amounts are as indicated in the prospectus by which Shares of the relevant Fund are offered; and (ii) to reimburse the Distributor for direct out-of-pocket expenses incurred in connection with the distribution and marketing of Shares of each Fund.

         In the event that the Distributor, Sales Agent or Servicing Agent is not fully reimbursed for payments made or expenses incurred by it in any fiscal year, the Distributor, Sales Agent or Servicing Agent shall be entitled to carry forward such expenses to subsequent fiscal years for submission to the applicable Fund for payment subject always to the annual maximum expenditures for each Fund set forth in Section 2 hereof; provided, however, that nothing herein shall prohibit or limit the Trustees from terminating this Plan and all payments hereunder at any time pursuant to Section 4(e) hereof.

         Notwithstanding anything to the contrary herein, the aggregate of all payments to the Distributor shall not exceed at any time the aggregate of all payments made or expenses incurred by the Distributor pursuant to this Section 3.



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SECTION 4. TERM AND TERMINATION

         (a) Existing Funds. This Plan shall become effective with respect to the Shares of the Initial Funds as of the date of execution of this Plan. This Plan shall continue in effect with respect to each Fund until one year from the effective date, unless the continuation of this Plan shall have been approved with respect to that Fund in accordance with the provisions of Section 4(c) hereof.

         (b) Additional Funds. This Plan shall become effective with respect to the Shares of each additional Fund upon commencement of the initial public offering thereof; provided that the Plan has previously been approved for continuation by votes of a majority of both: (i) the Board of Trustees of the Trust; and (ii) the Trustees of the Trust who are not "interested persons" (as defined under the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreement entered into pursuant to this Plan (the "Qualified Trustees"), cast in person at a meeting held before the initial public offering of such additional Fund and called for the purpose of voting on such approval. This Plan shall continue in effect with respect to each such additional Fund for one year after the date of such initial public offering, unless the continuation of this Plan shall have been approved with respect to such additional Fund in accordance with the provisions of Section 4(c) hereof. The Distributor and the Trust on behalf of each such additional Fund shall each sign an addendum hereto agreeing to be bound hereby and setting forth such specific and different terms as the parties may agree upon, including, without implied limitation, the amount and purpose of payments to be made hereunder.

         (c) Continuation. This Plan and related agreements shall continue in effect with respect to the Shares of each Fund subsequent to the initial term specified in Section 4(a) and (b) for so long as such continuance is specifically approved at least annually by votes of a majority of both: (i) the Board of Trustees of the Trust; and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan and related agreements.

         (d) Shareholder Approval. Notwithstanding the foregoing provisions of this Section 4, the continuance of this Plan with respect to the Initial Funds and any additional Fund subsequently established by the Trust is subject to the approval of this Plan by a majority of the outstanding voting securities (as defined in the Act) of such Fund after this Plan becomes effective with respect thereto.

         (e) Termination.

                  (i) This Plan may be terminated at any time with respect to any Fund by vote of a majority of the Qualified Trustees, or by the affirmative vote of the holders of a majority of the outstanding Shares of that Fund, as the case may be. The Plan may remain in effect with respect to a Fund even if it has been terminated in accordance with this Section 4(e) with respect to one or more other Funds.

                  (ii) The Agreement may be terminated at any time, without penalty, with respect to any Fund by a vote of a majority of the Qualified Trustees or by the affirmative vote of the holders of a majority of the outstanding Shares of that Fund on sixty days' written notice to the Distributor. In addition, the Agreement provides for automatic termination in the event of its assignment.

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SECTION 5. AMENDMENTS

         This Plan may not be amended to increase materially the amount of distribution expenditures provided for herein unless such amendment is approved by the affirmative vote of the holders of a majority of the outstanding Shares of each Fund with respect to which a material increase in the amount of distribution expenditures is proposed, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in
Section 4(c) hereof. Otherwise, the Plan may be amended with respect to any Fund by vote of a majority of the Qualified Trustees or the affirmative vote of the holders of a majority of the outstanding Shares of that Fund.

SECTION 6. INDEPENDENT TRUSTEES

         While this Plan is in effect with respect to any Fund, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

SECTION 7. QUARTERLY REPORTS

         The Treasurer of the Trust and the Treasurer of the Distributor shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended for distribution pursuant to this Plan and the purposes for which such expenditures were made.

SECTION 8. RECORDKEEPING

         The Trust shall preserve copies of this Plan, the Agreement and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan and the Agreement, with the agreements or such reports, as the case may be, for the first two years to be kept in an easily accessible place.

SECTION 9. LIMITATION OF LIABILITY

         The term "The Seven Seas Series Fund" means and refers to the Trustees from time to time serving under the First Amended and Restated Master Trust Agreement, dated October 13, 1993 (the "Master Trust Agreement"), as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust, as provided in the Master Trust Agreement. The execution and delivery of this Plan and the Plan have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement further provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations and that no other Fund shall be responsible or liable for the same.

         IN WITNESS WHEREOF, the Trust has executed this Plan of Distribution as of the day and year first written above.


                                       THE SEVEN SEAS SERIES FUND


                                       By: /S/Lynn L. Anderson
                                           -------------------------------------
                                           Lynn L. Anderson,President




ATTEST:



/s/ J. David Griswold
----------------------------------
J. David Griswold, Secretary